AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENT

Amendment No. 1, dated as of June 17, 2021 (this “Amendment”), to the Subscription Agreement, dated as of April 14, 2021, between Western Asset Diversified Income Fund, a statutory trust organized under the laws of Maryland (the “Fund”) and Franklin Resources, Inc. (the “Purchaser”).

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Fund proposes to issue and sell common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission.

WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

WHEREAS, under the Subscription Agreement the Fund and the Purchaser have agreed as follows:

1.

The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 5,000 Common Shares, at a price of $20.00 per share (the “Shares”) on a date, to be specified by the Fund, prior to the effective date of the Registration Statement.

2.

The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

3.	The Purchaser’s right under this Subscription Agreement to purchase the Shares is not assignable.

WHEREAS, the Fund and the Purchaser desire to amend the Subscription Agreement upon the terms herein contained.

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

4. The Subscription Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Amendment as of the date first above written.

WESTERN ASSET DIVERSIFIED INCOME FUND

By:	/s/ Jane Trust
	Name:	Jane Trust
	Title:	Chairman, Trustee, Chief
Executive Officer and President

FRANKLIN RESOURCES, INC.

By:	/s/ Lori A. Weber
	Name:	Lori A. Weber
	Title:	Assistant Secretary